UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 4, 2011

Date of Report (Date of Earliest Event Reported)

AVATAR VENTURES CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-147037	N/A
(State or other	(Commission	(IRS Employer
jurisdiction of Incorporation)	File Number)	Identification No.)

27281 Las Ramblas Suite 200
Mission Viejo California 92691

(Address of principal executive offices)

949 420 3100

(Registrant's telephone number, including area code)

POSTAL CODE 130021, BOX 2225,

MING DE ROAD POST OFFICE,

CHAO YANG,CHANG CHUN CHINA 1300006

(Former name and former address, if changed since last report)

- Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

- Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

- Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

- Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events (Letter of Intent)

Effective as of May 4, 2011, Avatar Ventures Corp. (“AVC”) entered into a binding letter of intent with Apps Marketing Solutions, Inc. (“AMS”) with respect to the acquisition of all issued and outstanding shares of AMS by AVC.  AMS is a developer of mobile marketing solutions, ranging from simple text messaging campaigns to robust mobile applications.  The AMS Mobile marketing solutions focus on use of smart phones, tablets and other mobile devices to market a brand or message intended to support clients’ integrated marketing strategies.  Mobile marketing is commonly used in order to increase brand awareness, generate customer opt-in databases, and drive attendance to specific events and locations.  AMS has also been developing iText Direct which is a proprietary SMS solution as well as a mobile web site intended to assist clients with an easy manner in which to navigate existing mobile web sites and/or build new mobile web sites.

In consideration for the acquisition of AMS, AVC will issue Five Million (5,000,000) shares of AVC restricted common stock.  The parties expect to negotiate and execute definitive documentation regarding the acquisition prior to target closing date of May 30, 2011 (with possible extension to June 15, 2011).  The closing will be subject to completion of mutually satisfactory due diligence.

Mr. Jack Stevenson, the owner of AMS, has previously been appointed President and Director of AVC as of April 1, 2011.  Mr. Stevenson did not participate in the deliberation or voting by the Board of Directors of AVC in connection with the determination by AVC to enter into the transaction with AMS.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avatar Ventures Corp.

By:	/s/ Jack G. Stevenson
Jack G. Stevenson
President

Date:  May 20, 2011